EXHIBIT 10.1

                              SETTLEMENT AGREEMENT
                                       AND
                                     RELEASE


                      MADE AND ENTERED INTO BY AND BETWEEN:


                     DEFENSE INSUSTRIES INTERNATIONAL, INC.

                          (hereinafter: "the COMPANY")

                                       AND

                          GLOBAL GUARANTEE CORPORATION
                             (hereinafter: "GLOBAL")



     Whereas the Parties hereto entered into a consulting agreement dated November 29, 2001 attached here as Appendix A (hereinafter: the "Consulting Agreement"), whereby Global agreed to provide the Company with certain business consulting services including but not limited to assisting the Company in raising a minimum of US$5 million from external resources and, pursuant to Global's efforts the Company entered into an exclusive financial consulting relationship with KPMG Consulting, all in consideration for certain compensation, as provided in the Consultancy Agreement, and


WHEREAS pursuant to the Consultancy Agreement, letters and undertakings between the Parties during the term of the Consultancy Agreement, each of the Parties have claims, demands and allegations against the other Party in respect to the compensation, performance and other issues; and


WHEREAS the Parties desire fully and finally to settle and compromise any and all claims and disputes between them, which have arisen prior to this Agreement, including any claims which have arisen under, pursuant to or in connection with the Consulting Agreement.

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NOW, THEREFORE, in consideration for the mutual promises and understandings and after consideration specified herein, the parties hereby agree as follows:

1. Concurrently with the signature of this Agreement, the Company shall deliver to Efrati, Galili & Co. (the "LAW FIRM"), in trust, the following documents: (a) a letter to the transfer agent of the Company (Attached hereto as APPENDIX B) requesting its transfer agent to cause the issuance to Global one Company stock certificate evidencing 50,000 shares of Company stock, all of which are deemed fully earned, fully paid for and nonassessable as of April 30, 2002; one Company stock certificate evidencing 20,000 shares of Company stock, all of which are deemed fully earned, fully paid for and nonassessable as of June 30, 2002; and one Company stock certificate evidencing 30,000 shares of Company stock, all of which are deemed fully earned, fully paid for nonassessable as of September 30, 2002 (collectively, the "ISSUED SHARES") and (b) a copy of the resolution of the Board of Directors of the Company with respect to the issuance of the Issued Shares (attached hereto as APPENDIX C). The Company further agrees that immediately following the issuance of the Issued Shares, it will immediately cause its legal counsel to provide Global with an appropriate opinion letter(s), subject to the provisions of the applicable law, which enables Global to have the Rule 144 restrictive legend removed from the above-referenced stock certificates as of April 30, 2003, June 30, 2003, and September 30, 2003 respectively, and that such stock certificates can be transferred free and clear of any restrictive legend pursuant to Rule 144 of the Securities Act of 1933, as amended.

2. Global shall not act in any way or cause or encourage any third party to take any action which shall have the effect to depress the stock price of the Company's shares and if at any time any of the Issued Shares are to be sold by Global, Global shall not place a sell order below the last sale price.

3. Global agrees to hold the Company harmless and waives any rights it may have to collect from the Company 100,000 shares of Company stock (the "Redwood Shares") that remains due and owing from Redwood Consultants LLC to Global. Global further agrees to not attempt, in any manner, to collect the Redwood Shares from Redwood Consultants LLC., A letter to such effect addressed to Redwood Consultants LLC., is attached hereto as APPENDIX D.

4. The Company undertakes to pay to Global US$32,000 (the "BASIC AMOUNT"), if and when the Company shall raise a minimum of US$5 million in an equity transaction with respect to the sale of its shares.

5. Following review by the Company of the details of the expenses incurred by Global in relation to its performance of services under the Consultancy Agreement beginning as of the date of the execution of the Consultancy Agreement and until December 31, 2002 (the "CONSULTANCY TERM"), it is agreed that Global shall be entitled to be paid US$ 49,000 (the "EXPENSE AMOUNT") as full and final payment for all expenses incurred by Global during the Consultancy Term. Concurrently with the signature of this Agreement, the Company shall deliver to the Law Firm, in trust, irrevocable instructions by the Company addressed to the Company's bank (details of which are attached hereto as Appendix Q) (the "Bank"), instructing the Bank to transfer US$10,000 of the Expense Amount to the account of Global (attached hereto as APPENDIX E. As for the remaining US$39,000 of the Expense Amount, The Company agrees to pay said amount in installments pursuant to the mutual agreement of the Parties from time to time and as the business of the Company shall permit.

6. Concurrently with the signature of this Agreement, each of the Parties will provide the Law Firm with its signed Settlement Agreement and Release (the "SETTLEMENT AGREEMENT") in respect to the Liviakis issue, a copy of which is attached hereto as APPENDIX F.

7. Concurrently with the signature of this Agreement the Company shall deliver to the Law Firm, in trust, irrevocable instructions to the Bank (details of which are attached hereto as APPENDIX G) to transfer to Pace Communications Network the amount of US$ 23,526.39.

8. Following the signature of this Agreement by the Parties, the Company shall enter into a consulting agreement (in the form attached hereto as Appendix
     H) with a company managed by Mr. Michael Markow (a majority shareholder in such Company) and which is approved by the Company.

9. Global irrevocably waives any of its rights to receive from the Company any warrants of any kind whatsoever, arising or which may arise in respect to the Consultancy Agreement.

10. This Agreement will be effective on the date (the "EFFECTIVE DATE") that all of the following actions (the "Effectiveness Actions") have occurred:

     (a) The Law Firm has delivered to the transfer agent the letters attached as APPENDICES B - D;

     (b)  The Law Firm has delivered to the Bank the letter attached as APPENDIX
          E.

     (c) The Company has provided evidence to the Law Firm, that the Settlement Agreement was executed in full.

     (d) The Law Firm has delivered to the Bank the letter attached hereto as APPENDIX G

11. It is agreed between the parties that time is of the essence and the Parties will make a good faith effort to complete the Effectiveness Actions within fourteen (14) days after this Agreement has been signed by all parties.

12. It is agreed between the Parties that any expenses of Global during the period beginning January 1, 2003 until the Execution date of this Agreement, shall be reviewed by Mr. David Efrati, and he shall have the sole discretion to determine the amount, if any, owed by the Company to Global in respect to any expenses during such period. The determination of Mr. David Efrati as provided above shall be final and binding upon the parties and the Parties hereby waive any right of appeal in respect to the above determination.

13. The Company and Global, each waive any and all rights which it or it had under the provisions of section 1542 of Civil Code of the State of California, which section reads as follows:


          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

14. Each of the Company and Global acknowledge that the facts in respect to which this release is given may hereafter turn out to be different from the facts now known to them or believed by them to be true. Each of the Company and Global therefore assumes such risk of the facts turning out to be different and agrees that this release shall be in all respects effective and final and not subject to rescission by reason of said different facts.

15. Except to claims under or arising out of this Agreement, Global on its behalf and on behalf of all its successors and assigns (the "Global Releasors") forever and irrevocably waives, releases and discharges the Company and its respective past, present and future officers, employees, directors, shareholders, representatives, affiliates and agents (the "Company Releasees"), from any and all claims, demands, causes of actions, fees, liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, which the Global Releasors, ever had or now have or may in the future have against any of the Company Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date hereof, including but not limited to, any claims under any applicable law, regulation, or ordinance or relating thereto or resulting therefrom, including without limitation, with respect to the Consultancy Agreement. Notwithstanding anything to the contrary in this agreement, it is expressly agreed that this waiver and release shall not include any act and/or omission of the Company and/or Company Releasees caused or arising from (i) any grossly negligent act or omission of the Company and/or Company Releasees, or (ii) any claim by any third party against Global regarding the accuracy, completeness and/or truthfulness of the information regarding the Company provided by the Company or anyone on its behalf. Global's (including Global Releasors) release of the Company Releasees, as set forth above herein, shall be binding upon Global and Global Releasors immediately upon signature of this Agreement by both parties and the effectiveness thereof shall not be subject to the execution of the Effectiveness Actions.

     Global and Global Releasors collectively warrant that, they are not currently aware of any claim by a third party against Global regarding the accuracy, completeness and/or truthfulness of the information regarding the Company provided by the Company or anyone on its behalf, as referenced in
     Section 15(ii) herein.

16. Except to claims under or arising out of this Agreement and subject to the second sentence of this Section 16, the Company on its behalf and on behalf of all its successors and assigns (the "Company Releasors") forever and irrevocably waives, releases and discharges Global and its respective past, present and future officers, employees, directors, shareholders, representatives, affiliates and agents (the "Global Releasees"), from any and all claims, demands, causes of actions, fees, liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, which the Company Releasors, ever had or now have or may in the future have against any of the Global Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the date hereof, including but not limited to, any claims under any applicable law, regulation, or ordinance or relating thereto or resulting therefrom, including without limitation, with respect to the Consultancy Agreement. Notwithstanding anything to the contrary in this agreement, it is expressly agreed that this waiver and release shall not include any act and/or omissions of Global and/or Global Releasees caused or arising from (i) any claim of a third party that Global misrepresented its authority, or made any commitment or representation on behalf of or relating to the Company not expressly authorized in writing by the Company, or (ii) any grossly negligent or illegal act or omission in providing any services to the Company by Global and/or Global Releasees. The Company's (including the Company Releasors) release of the Global Releasees, as set forth above herein, shall be binding upon the Company and the Company Releasors immediately upon the signature of this Agreement by both Parties and the effectiveness thereof shall not be subject to the execution of the Effectiveness Actions.

     Company and Company Releasors collectively warrant that they are not currently aware of ay claim of a third party that Global misrepresented its authority, or made any commitment or representation on behalf of or relating ot the Company not expressly authorized in writing by the Company, as referenced in Section 16 (i) herein.

17. Notwithstanding the aforesaid, nothing in this Agreement will constitute a waiver or release by Global in respect to any press releases or other public releases released by Global in respect of the Company following written instructions by the Company as of November 29, 2001 until signature of this Agreement (the "Press Releases"). The Company undertakes to hold Global harmless and indemnify Global (and it employees, officers, directors, successors and assigns), including reasonable attorney's fees, in respect to any of the Press Releases. The Company's duty to hold Global harmless and indemnify Global shall be binding upon the Company immediately upon the signature of this Agreement by both parties and the effectiveness thereof shall not be subject to the execution of the Effectiveness Actions.

18. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

19. Each of the parties hereto shall bear his, her or its own attorney's fees and costs for the preparation and review of this Agreement.

20. Each of the recitals to this Agreement is incorporated herein by this reference and shall become part of the Agreement.

21. No modification of this Agreement or of any part hereof shall be valid or binding upon the parties hereto unless made in writing and signed by the parties hereto and their respective attorneys. This document constitutes the entire agreement between the parties and supersedes all prior agreements, discussions, representations or negotiations. Each party acknowledges that he, she or it has not relied upon any representation whatsoever made by another party or said party's counsel in entering into this Agreement, except only as expressly set forth herein.

22. Each of the parties acknowledges and agrees that he, she or it has cooperated in the preparation of this Agreement and have had opportunity to review the agreement and consult with attorneys .

23. No party shall be deemed to be the "drafter" of this Agreement, such that an ambiguity in the Agreement would be interpreted against that party.

24. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

25. This Agreement shall be governed by and construed in accordance with the laws of the State of California and each of the Company and Global consent to the exclusive jurisdiction of the courts of the State of California, in the County of Los Angeles, in connection with the enforcement and or construction of this Agreement.

26. This Agreement may be executed in one or more counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

27. Each of the Company and Global undertakes to keep in strict confidence, and not to use for any purpose whatsoever except for internal purposes, any and all information relating, in any way, to the other party which had been provided to such Party by the other Party or was otherwise obtained by the such Party including the terms and conditions of this Agreement and all transactions contemplated herein, including their existence, except for information: (i) which is or shall be in the public domain not due to any act of any of the Parties in breach of law or agreement; and/or, (ii) which such Party is required to disclose under any applicable law after providing the other Party with a detailed written notice of that fact so that the other Party may seek a protective order, confidential treatment or any other remedy, in that event such Party shall furnish only that portion of information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded that information to the extent reasonably requested by such Party.

28. All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of receipt is provided), addressed as set forth below:


     If to the Company:

                                   Defense Industries International, Inc.
                                   Attention: President
                                   Industrial Zone Erez, PO Box 779
                                   Ashkelon, Israel 78101
                                   Tel: 972-8-789-1611
                                   Fax: 972-8-689-9287 and
                                   Fax: 972-3-927-1572

                                   With a copy to:

                                   Efrati, Galili & Co.
                                   6 Wissotsky st.
                                   Tel Aviv 62330 Israel
                                   Fax: 972-3-604 0111
                                   Attn: Adv. David Efrati

                                   If to Global:

                                   Global Guarantee Corporation
                                   Attention: President
                                   15760 Ventura Boulevard, Suite 1020
                                   Encino, California 91436
                                   Tel: 818-783-0054
                                   Fax: 818-783-1120

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of May 2003.

         DEFENSE INDUSTRIES,  INCORPORATED


         By:                                          Dated:  May 1, 2003
         -----------------------------
         Joseph Fostbinder, Its Chief
         Executive Officer


         GLOBAL GUARANTEE CORPORATION,



         By:                                          Dated:  May 1, 2003
         -----------------------------
         Michael M. Markow, Its President